Exhibit 2.5
AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT
This Amendment No. 2 (this “Amendment”) to that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of September 12, 2018, by and among Questica Inc. (“Questica”), a corporation incorporated under the laws of Ontario, Canada, Questica USCDN Inc., a corporation incorporated under the laws of Ontario, Canada (“Questica USCDN”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), 1176368 B.C. Ltd., a company incorporated under the Business Corporations Act (British Columbia) (“Exchangeco”), and each of SHOCKT Inc., Dennis Parass, Fernbrook Homes (Hi-Tech) Limited, Allan Booth, and Ross Soft Inc. (collectively, the “Questica Holders”) and Craig Ross, in his capacity as the Questica Holders’ Representative, is effective as of December 28, 2018. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
RECITALS
WHEREAS, Questica, Questica USCDN, GTY, Exchangeco, the Questica Holders and Craig Ross, in his capacity as Questica Holders’ Representative, are parties to the Purchase Agreement; and
WHEREAS, the Parties desire to amend the Purchase Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:
1. Amendment of Section 1.2(c) of the Purchase Agreement.   Section 1.2(c) is hereby amended and restated in its entirety to read:
“the Pro Rata Portion of the Escrow Shares and the Purchase Price Escrow Amount, if any, that are distributed or paid to the Questica Holders pursuant to the terms of this Agreement, the Escrow Agreement or otherwise, as and when such distributions are required to be made.”
2. Amendment of Section 1.3(a)(ii) of the Purchase Agreement.   Section 1.3(a)(ii) is hereby amended and restated in its entirety to read:
“by issuing to the Questica Holders at Closing their respective Questica Shares Allocation Percentage of  (A) either (i) two million six-hundred thousand (2,600,000) Class A Exchangeable Shares, each valued at Ten Dollars ($10.00) per share, less the Escrow Shares, if the aggregate of the gross proceeds made available to GTY from any Alternative Financing Sources and the amount of funds in the Trust Account is less than $325,000,000 at Closing or (ii) two million (2,000,000) Class A Exchangeable Shares, each valued at Ten Dollars ($10.00) per share, less the Escrow Shares, if the aggregate of the gross proceeds made available to GTY from any Alternative Financing Sources and the amount of funds in the Trust Account is greater than or equal to $325,000,000 at Closing, and (B) one million (1,000,000) Class B Exchangeable Shares (collectively, the “Consideration Shares”), which Consideration Shares (and the Underlying Shares issued on exchange thereof) shall be subject to the Questica Holder Lockup Agreement;”
3. Amendment of Section 1.3(a)(iii) of the Purchase Agreement.   Section 1.3(a)(iii) is hereby amended and restated in its entirety to read:
“by depositing at Closing the Escrow Shares into the Indemnity Escrow Account, which Escrow Shares shall be released from the Indemnity Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement; and”
4. Amendment of Section 7.3(f) of the Purchase Agreement.   Section 7.3(f) is hereby amended and restated in its entirety to read:
“Exchangeco shall have deposited the Escrow Shares with the Escrow Agent;”
5. Amendment of Section 8.5(c) of the Purchase Agreement.   The last paragraph of Section 8.5(c) is hereby amended and restated in its entirety to read:

“Subject to the terms of the Escrow Agreement, in the event that the GTY Indemnitees are entitled to indemnification from all or any of the Questica Holders pursuant to this Article 8, GTY and the Questica Holders’ Representative shall deliver a joint written instruction, or written instruction from GTY or the Questica Holders’ Representative attaching a final non-appealable court order from a court of competent jurisdiction, to the Escrow Agent setting forth the amount of such Loss and directing the Escrow Agent to release and transfer to the GTY Indemnitees pursuant to this Article 8 the number of Escrow Shares equal to the lesser of:
(i) the amount of the Loss, divided by the 30-Day VWAP, calculated as of the date of such payment; and
(ii) the amount of the Loss divided by $10.00, in each case, subject to the Escrow Agreement.
For purposes of this Agreement, “30-Day VWAP” means the volume weighted average price of a share of GTY Common Stock, for the 30 trading days immediately prior to the date of calculation (as reported by Bloomberg L.P. or a similar organization and as adjusted for splits, dividends, reorganizations, recapitalizations and the like)”
6. Amendment of Section 1.6(e) of the Purchase Agreement.   Section 1.6(e) is hereby amended and restated in its entirety to read:
“ “Final Cash Consideration” means an amount equal to: (i) the Cash Purchase Price, less (ii) the Closing Date Indebtedness amount as set forth in the Final Purchase Price Adjustment Statement, less (iii) the Purchase Price Escrow Amount, plus (iv) the Closing Date Cash as set forth in the Final Purchase Price Adjustment Statement (in each case, terms used in this paragraph which are not defined in this Agreement shall have the same meaning as those same terms that are defined by reference to “Estimated”, except as finally determined).”
7. Amendment of Article 10 of the Purchase Agreement.
(a) The following defined terms are hereby amended and restated in their entirety to read:
“Cash Consideration” means an amount equal to: (a) the Cash Purchase Price, less (b) the Estimated Closing Indebtedness Amount, less (c) the Purchase Price Escrow Amount, plus (d) the Estimated Closing Cash Amount.
“Cash Purchase Price” means (i) $54,000,000, if the aggregate of the gross proceeds made available to GTY from any Alternative Financing Sources and the amount of funds in the Trust Account is less than $325,000,000 at Closing or (ii) $60,000,000, if the aggregate of the gross proceeds made available to GTY from any Alternative Financing Sources and the amount of funds in the Trust Account is equal to or greater than $325,000,000.
“Debt” means, without duplication, with respect to any Person, any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases, (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) any bonuses (including transaction-related bonuses), (f) any profit sharing payable, distributions payable, notes payable, or loans/advances payable, (g) any bank overdrafts, (h) any other liabilities recorded in accordance with ASPE on the balance sheet of each Company as of the Closing, including remaining obligations due to current or former employees, (i) any entity level Taxes payable and, for clarity, all payroll Taxes associated with transaction bonuses or other transaction based payments, past due payroll taxes, (j) 15% of deferred revenue/contract liabilities as of the 11:59 p.m. on December 31, 2018, notwithstanding the fact that “Debt” will otherwise be calculated as of immediately prior to Closing, (k) indebtedness or obligations of the types referred to in the preceding clauses (a) through (l) of any other Person secured by any Lien, and (i) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (i) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties; provided, however, for greater certainty, “Debt” shall not include (i) any earnout payments or other similar payments owing under the asset purchase agreement dated the 20th day of June, 2017 by and among Questica Ltd., Powerplan Corporation and Pramod Deshpande or (ii) any amounts owing from Questica, Questica USCDN, or any of their Subsidiaries to Questica, Questica USCDN, or any of their Subsidiaries.
“Escrow Shares” means a number of Consideration Shares having an aggregate value of  $8,000,000.
“Indemnity Escrow Account” means an escrow account designated by the Escrow Agent into which GTY will deposit the Escrow Shares.
“Necessary Cash Amount” means $270,000,000.
(b) The following defined term is hereby deleted in its entirety:
“Cash Escrow Amount” means $6,000,000.
8. Miscellaneous.
(a) From and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Purchase Agreement as amended hereby.
(b) From time to time, each Party shall, at the request of any other Party, execute and deliver, or cause to be executed and delivered, such additional amendments, other documents and other assurances and take, or cause to be taken, all such action as is reasonably required to implement the amendments contemplated in this Amendment, including making any amendments to the Escrow Agreement or any other Ancillary Agreement as the parties may deem necessary to implement this Amendment.
(c) Except as specifically set forth above, the Purchase Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.
(d) This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.
(e) Sections 11.7 through 11.17 of the Purchase Agreement apply to this Amendment mutatis mutandis.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.
GTY TECHNOLOGY HOLDINGS INC.
By:
/s/ Harry You

Name: Harry You
Title:   President & CFO
1176368 B.C. LTD.
By:
/s/ Harry You

Name: Harry You
Title:   President & CFO
QUESTICA INC.
By:
/s/ TJ Parass

Name: TJ Parass
Title:   President & CEO
QUESTICA USCDN INC.
By:
/s/ TJ Parass

Name: TJ Parass
Title:   President & CEO
CRAIG ROSS, as Questica Holders’ Representative
By:
/s/ Craig Ross

Name: Craig Ross
Title:   Chief Revenue Officer
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QUESTICA HOLDERS:
SHOCKT INC.
By:
/s/ TJ Parass

Name: TJ Parass
Title:   President
/s/ Dennis Parass

Dennis Parass
FERNBROOK HOMES (HI-TECH) LIMITED
By
/s/ Howard Steinberg

Name: Howard Steinberg
Title:   Authorized Signing Officer
/s/ Allan Booth

Allan Booth
ROSS SOFT INC.
By:
/s/ Craig Ross

Name: Craig Ross
Title:   President
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